ARTICLES OF MERGER
                                      OF                      FILED#  C27281-99
                               U.S.  CRUDE,  LTD.             JUN  15  2000
                         (a  California  corporation)         In the Office of
                                      and                     Dean  Heller
                             CYPRESS  CAPITAL,  INC.          Secretary of State
                            (a  Nevada  corporation)

     The Undersigned, being President of Cypress Capital, Inc., a Nevada corporation, and the President of U.S. Crude, Ltd., a Nevada corporation (collectively "the constituent entities"), hereby certify as follows:

1. Pursuant to NRS 92A.190 and the California Corporation Code 1100 et seq., a Plan of Merger has been approved by the board of directors of Cypress Capital, Inc., a Nevada corporation, and U.S. Crude, Ltd., a California corporation.

2. The approval of shareholders of the Constituent Entities of Cypress Capital, Inc. and U.S. Crude, Ltd. is not required under NRS 92A.190, and the laws of the State of California specifically permit the merger of the parent, U.S. Crude, Ltd., into the subsidiary, Cypress Capital, Inc., and the laws of the State of California have been complied with in effecting the merger.

3. Pursuant to the California Corporations Code Section 1100, 1108a, 1110a(1), U.S. Crude, Ltd., a California corporation, parent corporation and owner of 100% of the issued and outstanding shares of Cypress Capital, Inc., a Nevada corporation, the subsidiary, has adopted a Resolution to merge the parent, U.S. Crude, Ltd., into Cypress Capital, Inc. and change its name to U.S. Crude, Ltd.

4. The surviving corporation assumes all the liabilities of U.S. Crude, Ltd., a California Corporation.

5. All shares issued and outstanding of U.S. Crude, Ltd. shall, upon merged merger, represent shares of the merged corporation on a one for one basis, pro rata. All shares of Cypress Capital, Inc. (100%) owned by U.S. Crude, Ltd. shall be retired to treasury upon merger.

6. The Articles of Incorporation of Cypress Capital, Inc. shall be amended to change the name to U.S. Crude, Ltd.

7. The complete and executed Plan of Merger is on file at the Registered Offices of the corporation at 673 E. Cooley Drive, Suite 121, Colton, California 92324.


Effective  this  5th  day  of  June,  2000.


         U.S.  Crude,  Ltd.                      Cypress  Capital,  Inc.
         a  California  corporation              a  Nevada  corporation

         /s/Anthony  K.  Miller                  /s/Anthony  K.  Miller
         Anthony  K.  Miller,  President         Anthony  K.  Miller,  President
         (Printed  Name)                         (Printed  Name)

State  of  California      )
                           )ss.
County  of  San  Bernardino)

     On this 5th day of June, 2000, before me, a Notary Public, personally appeared Anthony K. Miller, President of U.S. Crude, Ltd. and executed on this date the foregoing instrument for the purposes therein contained, by signing on behalf of the above named corporation as a duly authorized director and officer.

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     IN  WITNESS  WHEREOF,  I  have  hereunto  set  my  hand  and official seal.


                                     /s/Katherine  L.  Chavez
Seal                                 Notary  Public
Katherine  L.  Chavez                Residing  at  1040  S.  Mt.  Vernon  Ave.
Comm.  #1219081                      CA  92324
Notary  Public  -  California
San  Bernardino  County              Commission  Expires:
                                     May  10,  2003

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                                    EXHIBIT A

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan of Merger"), dated as of June 5, 2000, is among Cypress Capital, Inc., a Nevada corporation, and U.S. Crude, Ltd., a California corporation (collectively "Constituent Corporations").

     WHEREAS, U.S. Crude, Ltd., a California corporation, ("the parent"), as owner of 100% of the issued and outstanding capital (common) stock of Cypress Capital, Inc., a Nevada Corporation, and Cypress Capital, Inc. ("the subsidiary") have agreed by written consent to the merger of U.S. Crude, Ltd. with and into Cypress Capital, Inc.; and

     WHEREAS, the respective Boards of Directors of the Constituent Companies have each approved the merger of U.S. Crude, Ltd. into Cypress Capital, Inc. in accordance with California Corporations Code and the Nevada Revised Statutes; and

     WHEREAS, this Plan of Merger shall be filed with Certificate of Ownership with the Secretary of State of Nevada and in order to consummate the merger of the Company with and into Parent; and

     WHEREAS, the Constituent Companies have agreed to execute and file this Plan of Merger as may be required under the Nevada Revised Statutes and the California Corporations Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Parent and the Subsidiary hereby agree as follows:

1. THE MERGER. At the Effective Time, in accordance with this Plan of Merger, and the California Corporations Code and the Nevada Revised Statutes, U.S. Crude, Ltd. shall be merged (such merger being herein referred to as the "Merger") with and into Cypress Capital, Inc., the separate existence of the Subsidiary shall cease, and Cypress Capital, Inc. shall continue as the surviving corporation. Subsidiary hereinafter sometimes is referred to as the "Surviving Corporation."

2. EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall change its name to "U.S. Crude, LTD."; and the Surviving
Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of said Constituent
Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

3. CONSUMMATION OF THE MERGER. The parties hereto will cause the Merger to be consummated by filing with the Secretaries of State of Nevada and California, Articles of Merger, a Certificate of Ownership, and this Plan of Merger in such form as required by, and executed in accordance with, the relevant provisions of the Nevada Revised Statutes and the California Corporations Code (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

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4.     ARTICLES  OF  INCORPORATION: BYLAWS: DIRECTORS AND OFFICERS. The Articles
of Incorporation and Bylaws of the Surviving Corporation shall be identical with the Articles of Incorporation and Bylaws of Cypress Capital, Inc. as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under Nevada Statutes except as to the Amendment to change the name to U.S. Crude, Ltd.

5. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Peither Constituent Company or the holder of any of the shares (the "Shares") of common stock, (the "Common Stock") of the
Company:

a) Each Share issued and outstanding immediately prior to the Effective Time shall remain as issued and outstanding common stock of the merged companies without change, pro rata.

b) Each Share which is held in the treasury of the U.S. Crude, Ltd. or which is owned by any direct or indirect subsidiary of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

c) Each outstanding or authorized subscription, option, warrant, call, right (including any preemptive right), commitment, or other agreement of any character whatsoever which obligates or may obligate the Parent to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares, if any, shall remain unchanged.

d) Each share of Common Stock of U.S. Crude, Ltd. issued and outstanding immediately prior to the Effective Time shall be converted into one share, the Surviving Corporation.

e) No Fractional Shares and no certificates or scrip representing such fractional Merger Shares, shall be issued.

6. TAKING OF NECESSARY ACTION: FURTHER ACTION. Each of Parent, and the Subsidiary shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Nevada Revised Statutes, the California Corporation Code, or federal law as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

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IN  WITNESS  WHEREOF,  the authorized officers of Cypress Capital, Inc. and U.S.
Crude, Ltd. have caused this Plan of Merger to be executed as of the date first above written and further affirm and certify that the Resolutions authorizing the merger pursuant to the Plan of Merger have been duly adopted by the Boards of Directors of each company and that no vote of shareholders of either constituent company is required under Nevada Revised Statutes or the California Code.

                                  U.S.  CRUDE,  LTD.
                                  (A  California  corporation)


                                  By:  /s/Anthony  Miller
                                       ------------------
                                  President



                                  CYPRESS  CAPITAL,  INC.
                                  (A  Nevada  corporation)


                                  By:  /s/Anthony  Miller
                                       ------------------
                                  President

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